Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-8

(Form Type)

MICROSTRATEGY INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.001 per share	Other	469,014	$245.83	$115,297,711.62	$92.70 per $1,000,000	$10,688.10

Total Offering Amounts							$10,688.10

Total Fee Offsets							—

Net Fee Due							$10,688.10

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or other similar transactions.

(2)

Represents (i) 450,000 additional shares of the registrant’s Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), authorized for issuance under the MicroStrategy Incorporated 2013 Stock Incentive Plan (the “2013 Plan”), pursuant to an amendment that was approved by the registrant’s stockholders, and (ii) 19,014 shares of the registrant’s Class A Common Stock that were issuable upon the vesting of restricted stock unit awards granted under the 2013 Plan that were canceled or forfeited prior to vesting and returned to the 2013 Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated on the basis of $245.83, the average of the high and low sale prices of the registrant’s Class A Common Stock as reported on the NASDAQ Global Select Market on July 26, 2022.